Exhibit 99.1

              NOVELIS COMMENCES NOTEHOLDER CONSENT SOLICITATION

    ATLANTA, June 22 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX:
NVL) today announced that it is soliciting consents from the holders of its 7 1/4% Senior Notes due 2015 (CUSIP Nos. 67000XAA4, C6780CAA1 and 67000XAB2) (the "Notes"). Novelis is seeking consents to proposed amendments of certain provisions of the indenture pursuant to which the Notes were issued (the "Indenture") and a waiver of defaults thereunder. The consent solicitation is expected to expire at 5:00 p.m., New York City time, on Friday, June 30, 2006, unless extended to a later time or date (the "Expiration Date").

    As previously disclosed, Novelis has not yet filed with the Securities and Exchange Commission (the "SEC") its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, due to the demands of Novelis' recently completed financial review and restatement process. As a result, Novelis is in default under the Indenture. Novelis is soliciting consents to proposed amendments to the Indenture that would give Novelis until December 31, 2006, to become current in its reporting obligations and a waiver of the default caused by its not timely filing the SEC reports.

    Holders of record as of 5:00 p.m., New York City time, on June 21, 2006, who validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on Friday, June 30, 2006, will receive an initial consent fee for each $1,000 in principal amount of Notes with respect to which consents are received equal to the product of $15.00 multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding on the Expiration Date and the denominator of which is the aggregate principal amount of Notes as to which Novelis received and accepted consents. If Novelis has not filed its Annual Report on Form 10-K for the year ended December 1, 2005, with the SEC by 5:30 p.m., New York City time, on September 30, 2006, Novelis will pay to these holders an additional $5.00 for each $1,000.00 in principal amount of Notes as to which Novelis has received and accepted consents. These consent fees are collectively referred to as the "Consent Fees."

    The effectiveness of the proposed amendments and waiver and the payment of the Consent Fees are subject to the receipt of valid consents that are not revoked in respect of at least a majority of the aggregate principal amount outstanding of the Notes. Holders of the Notes may revoke their consents at any time before the proposed amendments and waiver become effective, but upon receipt by Novelis of the consents of a majority of holders of the Notes the waiver will become effective, a supplemental indenture setting forth the amendments will be executed and consents may no longer be revoked unless Novelis fails to pay holders the Consent Fees.

    Citigroup Corporate and Investment Banking is serving as the solicitation agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Citigroup Corporate and Investment Banking at (800) 558-3745 (toll-free) or (212) 723-6106. The information agent for the consent solicitation is Global Bondholder Services Corporation. Requests for copies of the Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation at (866) 794-2200 (toll- free) or (212) 430-3774.

    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new securities. The consent solicitation is made solely by means of the Consent Solicitation Statement dated June 22, 2006, and the related Consent Form.

    Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward- looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: continuing obligations and other relationships resulting from our spin-off from Alcan; the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such price) or other raw materials we use; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies; factors affecting our operations, such as litigation, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; changes to and volatility of metal prices; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing documents; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; our ability to properly account for adjustments made to arrive at our opening balance sheet as of January 6, 2005; changes in market value of derivatives; the effectiveness of our hedging activities, including our internal UBC and smelter hedges; the continued cooperation of debt holders and regulatory authorities with respect to extensions of our 2006 filing deadlines, the payment of special interest due to our failure to timely file our SEC reports and the payment of fees in connection with any related waivers or amendments of covenants in our principal debt agreements; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; and changes in government regulations, particularly those affecting environmental, health or safety compliance. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our registration statement on Form S-4, as amended and filed with the SEC, and may be discussed in subsequent filings with the SEC. The risk factors included in our registration statement on Form S-4, as amended, are specifically incorporated by reference into this news release.

SOURCE  Novelis Inc.
    -0-                             06/22/2006
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Holly K. Ash, +1-404-814-4212, or holly.ash@novelis.com, of Novelis Inc./
    /Web site:  http://www.novelis.com /